Exhibit 99.1

AITX's RAD-M Appoints Former Knightscope Co-Founder Stacy Stephens as Senior Vice President of Sales

Industry Veteran Behind Knightscope Joins to Lead ROAMEO, RADDOG and HERO Mobile Security Robots

Detroit, Michigan, September 8, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, today announced that its subsidiary, Robotic Assistance Devices Mobile, Inc. (RAD-M), has appointed Stacy Stephens, former co-founder of Knightscope, Inc. (NASDAQ:KSCP), as Senior Vice President of Sales, effective immediately. In this role, Stephens will lead sales initiatives for RAD-M's portfolio of mobile robotic solutions, including ROAMEO™, RADDOG™, and the forthcoming humanoid robot HERO™.

AITX
Artificial Intelligence Technology Solutions Inc.
RADM
ROBOTIC ASSISTANCE DEVICES MOBILE
a wholly owned subsidiary of
AITX
Artificial Intelligence Technology Solutions Inc.
Appoints Former
Knightscope Co-Founder
Stacy Stephens as
Senior Vice President of Sales
RAD
ROAMEO
Rugged Observation
Assistance Mobile
Electronic Officer

"AITX and its team of visionary leaders strengthened my passion for public safety and reinforced my belief in technology as an invaluable solution to the antiquated physical security model. The mobile solutions offered through RAD-M represent a reliable, clear path forward for organizations seeking smarter and safer ways to protect people and property while delivering meaningful cost savings. I look forward to working with the team at such a pivotal moment to propel the Company's growth and bring innovation to clients ready to embrace the future of security," commented Stephens.

The Company anticipates initial deployments of ROAMEO Gen 4 to begin in September. ROAMEO, RAD-M's mobile security patrol vehicle, is designed to perform autonomous patrols that enhance safety, improve situational awareness and reduce reliance on costly manned guarding. These upcoming deployments are expected to mark a major milestone in RAD-M's growth as organizations expand their adoption of advanced mobile solutions that deliver improved performance and significant cost efficiencies.

"We are thrilled to welcome Stacy to the AITX leadership team," said Steve Reinharz, CEO/CTO and founder of AITX and RAD-M. "His experience as a co-founder of Knightscope (#KSCP), reputation among peers, and history of bringing new approaches to the security industry will be invaluable as we accelerate the deployment of our mobile robotics portfolio. I am confident that his leadership will help expand the reach of ROAMEO and other mobile solutions as organizations look for smarter ways to improve safety and reduce costs."

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies, many of which demand multi-unit deployments across sites nationwide, along with numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client also has the potential of making numerous reorders over time.

About AITX

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Clients augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

The official ticker symbol for Knightscope is KSCP, which company files its official reports and other information with the U.S. Securities and Exchange Commission (SEC). The press release, as filed with the SEC as an Exhibit to a Form 8-K, constitutes the sole official and definitive source of material information. The cash tag, $KSCP, is included for the convenience of readers to locate discussions on social media platforms. It is not an official communication channel, nor does it constitute an endorsement of any social media content. Information on social media platforms is not verified, and investors should not rely on it for making investment decisions.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/